Exhibit 99.1

VAREX ANNOUNCES FINANCIAL RESULTS FOR
SECOND QUARTER OF FISCAL YEAR 2020

SALT LAKE CITY, May 12, 2020 – Varex Imaging Corporation (Nasdaq: VREX) today announced its unaudited financial results for the second quarter of fiscal year 2020. Varex also announced the withdrawal of its previously issued guidance for fiscal year 2020 due to the significant uncertainty surrounding the COVID-19 pandemic and its impact on the company’s business and the global economy.

Summary

•2Q20 Revenues were $197 million
•2Q20 Gross margin was 29% | Adjusted gross margin* was 32%
•2Q20 Operating earnings margin was 1% | Adjusted operating earnings margin* was 5%
•2Q20 Net earnings were ($0.05) per diluted share | Adjusted net earnings* were $0.12 per diluted share

“During the second quarter we began to see the impact of the COVID-19 pandemic on our business. Although our revenues increased over the prior year quarter, we experienced a substantial shift in mix between and within our business segments that lowered our overall margins,” said Sunny Sanyal, Chief Executive Officer of Varex.

“In our medical segment, during the second quarter a significant increase in sales of CT tubes and higher demand for other X-ray imaging products that assist with the fight against COVID-19 drove revenue growth. This growth was partially offset by a decline in sales of other medical products as our OEM customers managed their inventory levels in response to the uncertainty around spending for X-ray imaging systems. In our industrial segment, a decline in world oil prices and the widespread economic impact of COVID-19 led to lower sales of products for cargo screening and non-destructive inspection applications that were partially offset by increased sales of products for the airport security market,” Sanyal added.

Second Quarter Fiscal Year 2020 Results

Revenues for the second quarter of fiscal year 2020 were $197 million compared to $196 million in the prior year quarter. Medical segment revenues increased 4% to $155 million while Industrial segment revenues decreased 11% to $42 million from the prior year quarter.

Gross margin for the second quarter of fiscal year 2020 was 29% of revenues compared to gross margin of 33% of revenues in the prior year quarter. Adjusted gross margin* was 32% of revenues compared to 34% of revenues in the prior year quarter.

R&D investment for the second quarter of fiscal year 2020 was 11% of revenues compared to 10% of revenues in the prior year quarter. SG&A expenses were 18% of revenues compared to 16% of revenues in the same quarter a year ago primarily due to increased consulting fees associated with the implementation of a new accounting standard.

Operating margin for the second quarter of fiscal year 2020 was 1% of revenues compared to 7% in the prior year quarter. The adjusted operating margin* was 5% of revenues compared to 12% in the prior year quarter.

Net loss for the second quarter of fiscal year 2020 was ($0.05) per diluted share compared to net earnings of $0.15 per diluted share in the prior year quarter. Adjusted net earnings* were $0.12 per diluted share compared to adjusted net earnings* of $0.34 per diluted share in the same quarter a year ago.

Year-To-Date Fiscal Year 2020

Revenues for the first six months of fiscal year 2020 were $397 million compared to revenues of $382 million in the prior year period. Medical segment revenues increased 6% to $311 million and Industrial segment revenues decreased 3% to $86 million.

Gross margin for the first six months of fiscal year 2020 was 30% of revenues compared to 33% of revenues in the prior year period. Adjusted gross margin* was 33% of revenues compared to 35% of revenues in the prior period.

Balance Sheet

At the end of the second quarter of fiscal year 2020, cash and cash equivalents were $24 million. Year-to-date cash flow from operations was $24 million for fiscal year 2020 compared to $33 million in the prior year. During the second quarter of fiscal year 2020, the company increased its total debt outstanding by $2 million to end the quarter at $383 million. Subsequent to the end of the second quarter, the company drew an additional $65 million on its revolving credit facility.

Outlook

The unprecedented nature of the COVID-19 pandemic and its impact on the global economy has created a disruption to Varex’s business which includes significant uncertainty in demand for certain products for medical and industrial applications, as well as increased variability in its supply chain and manufacturing productivity. The company expects this uncertainty to continue for at least the remainder of the current fiscal year. As a result, Varex is withdrawing its previously issued guidance for fiscal year 2020.

Further, due to the unpredictability of when and how strong a global economic recovery may be, the company has been implementing actions to reduce its expenses and cash disbursements, some of which were previously disclosed in Varex’s Form 8-K dated April 10, 2020. The company continues to evaluate and implement additional cost reduction measures.

Adjusted Non-GAAP Financial Measures

*Please refer to "Reconciliation between GAAP and Adjusted Non-GAAP Financial Measures" below for a reconciliation of non-GAAP items to the comparable GAAP measures.

Conference Call Information

Varex will conduct its earnings conference call for the second quarter of fiscal year 2020 today at 3:00 p.m. Mountain Time. The conference call will be webcast live and can be accessed at the company's website at investors.vareximaging.com. Access will also be available by dialing 1-877-524-8416 from anywhere in the U.S. or by dialing 1-412-902-1028 from non-U.S. locations. The webcast of this call will be archived on the company’s website and a replay of the call will be available from today through May 26th at 1-877-660-6853 from anywhere in the U.S. or 1-201-612-7415 from non-U.S. locations. The replay conference call access code is 13702421.

About Varex

Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include X-ray tubes, digital detectors and other image processing solutions that are key components of X-ray imaging systems. With a 70+ year history of successful innovation, Varex’s products are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers incorporate the company’s X-ray sources, digital detectors, connecting devices and imaging software in their systems to detect, diagnose, protect and inspect. Headquartered in Salt Lake City, Utah, Varex employs approximately 2,000 people located at manufacturing and service center sites in North America, Europe, and Asia. For more information visit vareximaging.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements concerning unaudited financial results; industry or market outlook; customer demand; potential impact of tariffs, revenues, product volumes, or other expected future financial results or performance; and any statements using the terms “believe,” “expect,” “intend,” “outlook,” “future,” “anticipate,” “will,” “could,” “estimate,” “guidance,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. Such risks and uncertainties include the severity and duration of the COVID-19 pandemic and its impact on the global economy; supply chain and labor disruptions due to COVID-19 or otherwise; not receiving the intended benefit of current or future restructurings or cost-saving activities; the continued impact of tariffs or a global trade war on the company’s products and customer purchasing patterns; our ability to obtain the intended benefits and synergies of acquisitions and facility consolidations; global economic conditions; demand for and delays in delivery of products of the company or its customers; litigation costs; the company’s ability to develop, commercialize and deploy new products; the impact of reduced or limited demand by purchasers of certain X-ray products; the impact of competitive products and pricing; the ability to remediate material weaknesses in internal control; and the other risks listed from time to time in our filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. Any forward-looking statements made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Varex has not filed its Form 10-Q for the second quarter of fiscal year 2020. As a result, all financial results described here should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the company files the Form 10-Q.

# # #

For Information Contact:
Howard Goldman
Director of Investor & Public Relations
Varex Imaging Corporation
801.978.5274 | howard.goldman@vareximaging.com

VAREX IMAGING CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except for per share amounts)	April 3, 2020	March 29, 2019	April 3, 2020	March 29, 2019
Revenues:
Medical	$155.4	$148.9	$311.0	$292.8
Industrial	41.6	46.9	86.1	88.7
Total revenues	197.0	195.8	397.1	381.5
Gross margin:
Medical	43.2	46.1	87.2	91.2
Industrial	14.4	18.3	31.5	33.2
Total gross margin	57.6	64.4	118.7	124.4
Operating Expenses:
Research and development	20.9	18.8	42.6	37.6
Selling, general and administrative	35.3	30.3	70.1	61.1
Impairment of intangible assets	—	0.8	—	0.8
Operating expenses	56.2	49.9	112.7	99.5
Operating earnings:	1.4	14.5	6.0	24.9
Interest income	0.1	0.1	0.1	0.1
Interest expense	(4.6)	(5.5)	(10.0)	(10.6)
Other income (expense), net	2.0	(1.3)	1.6	(2.5)
Interest and other expense, net	(2.5)	(6.7)	(8.3)	(13.0)
(Loss) earnings before taxes	(1.1)	7.8	(2.3)	11.9
Taxes on earnings	0.7	1.9	0.7	3.0
Net (loss) earnings	(1.8)	5.9	(3.0)	8.9
Less: Net earnings attributable to noncontrolling interests	0.1	0.1	0.2	0.1
Net (loss) earnings attributable to Varex	$(1.9)	$5.8	$(3.2)	$8.8
Net (loss) earnings per common share attributable to Varex
Basic	$(0.05)	$0.15	$(0.08)	$0.23
Diluted	$(0.05)	$0.15	$(0.08)	$0.23
Weighted average common shares outstanding
Basic	38.6	38.2	38.5	38.1
Diluted	38.6	38.5	38.5	38.4

VAREX IMAGING CORPORATION
CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)	April 3, 2020	September 27, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$24.2	$29.9
Accounts receivable, net	126.7	141.0
Inventories, net	282.2	248.2
Prepaid expenses and other current assets	20.9	19.3
Total current assets	454.0	438.4
Property, plant and equipment, net	146.1	142.3
Goodwill	290.8	290.8
Intangibles assets	77.5	86.3
Investments in privately-held companies	54.3	53.6
Operating lease assets	29.0	—
Other assets	30.3	27.5
Total assets	$1,082.0	$1,038.9
Liabilities, redeemable noncontrolling interests and equity
Current liabilities:
Accounts payable	$78.9	$58.2
Accrued expenses and other current liabilities	71.8	75.7
Current operating lease liabilities	5.5	—
Current maturities of long-term debt	30.2	30.7
Deferred revenues	11.7	10.5
Total current liabilities	198.1	175.1
Long-term debt	352.8	364.4
Deferred tax liabilities	8.8	8.2
Operating lease liabilities	23.5	—
Other long-term liabilities	34.0	32.5
Total liabilities	617.2	580.2

Redeemable noncontrolling interests	10.5	10.5
Stockholders' equity:
Preferred stock, $.01 par value: 20,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value: 150,000,000 shares authorized,
Shares issued and outstanding - 38,653,547 and 38,371,305 at April 3, 2020 and September 27, 2019, respectively.	0.4	0.4
Additional paid-in capital	379.5	371.8
Accumulated other comprehensive (loss) income	0.3	(1.7)
Retained earnings	70.9	74.4
Total Varex stockholders' equity	451.1	444.9
Noncontrolling interests	3.2	3.3
Total stockholders' equity	454.3	448.2
Total liabilities, redeemable noncontrolling interests and equity	$1,082.0	$1,038.9

VAREX IMAGING CORPORATION
RECONCILIATION BETWEEN GAAP AND ADJUSTED NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share amounts)	April 3, 2020	March 29, 2019	April 3, 2020	March 29, 2019
GROSS MARGIN RECONCILIATION
Revenues	$197.0	$195.8	$397.1	$381.5
Gross margin	$57.6	$64.4	$118.7	$124.4
Amortization of intangible assets	2.3	1.9	4.8	3.8
Restructuring charges	0.9	—	1.2	4.2
Other non-operational costs	2.1	—	4.0	—
Purchase price accounting adjustments	—	—	0.3	—
Adjusted gross margin	$62.9	$66.3	$129.0	$132.4
Gross margin %	29.2%	32.9%	29.9%	32.6%
Adjusted gross margin %	31.9%	33.9%	32.5%	34.7%

OPERATING EARNINGS RECONCILIATION
Operating earnings	$1.4	$14.5	$6.0	$24.9
Amortization of intangible assets (includes amortization impacts to cost of revenues)	4.3	3.6	8.9	7.3
Purchase price accounting adjustments (includes purchase price accounting impacts to cost of revenues)	—	—	0.3	—
Separation and related costs	—	0.8	2.5	1.2
Restructuring charges (includes restructuring impact to cost of revenues)	1.7	1.1	2.5	6.2
Acquisition and integration related costs	1.0	0.7	1.6	0.7
Impairment charges	—	0.8	—	0.8
Other non-operational costs (includes other non-operational impacts to cost of revenues)	2.3	1.5	4.3	1.5
Total operating earnings adjustments	$9.3	$8.5	$20.1	$17.7
Adjusted operating earnings	$10.7	$23.0	$26.1	$42.6
Operating earnings margin	0.7%	7.4%	1.5%	6.5%
Adjusted operating earnings margin	5.4%	11.7%	6.6%	11.2%

EARNINGS BEFORE TAXES RECONCILIATION
(Loss) earnings before taxes	$(1.1)	$7.8	$(2.3)	$11.9
Total operating earnings adjustments	9.3	8.5	20.1	17.7
Acquisition related (benefit) costs	(2.7)	0.6	(2.0)	0.6
Total earnings before taxes adjustments	$6.6	$9.1	$18.1	$18.3
Adjusted earnings before taxes	$5.5	$16.9	$15.8	$30.2

NET (LOSS) EARNINGS AND DILUTED NET EARNINGS PER SHARE RECONCILIATION
Net (loss) earnings attributable to Varex	$(1.9)	$5.8	$(3.2)	$8.8
Total earnings before taxes adjustments	$6.6	$9.1	$18.1	$18.3
Estimated annual effective tax rate	3.4%	21.6%	12.7%	22.1%
Tax effects of operating earnings adjustments	$(0.2)	$(1.9)	$(2.3)	$(4.0)
Adjusted net earnings	$4.5	$13.0	$12.6	$23.1
Diluted net (loss) earnings per share	$(0.05)	$0.15	$(0.08)	$0.23
Adjusted diluted net earnings per share	$0.12	$0.34	$0.32	$0.60
Dilutive shares	38.6	38.5	38.5	38.4
Adjusted dilutive shares	39.1	38.5	39.1	38.4

Discussion of Adjusted Non-GAAP Financial Measures

This press release includes adjusted non-GAAP financial measures derived from our Condensed Consolidated Statements of Earnings. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. These adjusted measures include: adjusted gross margin; adjusted operating earnings; adjusted operating earnings margin; adjusted net earnings; and adjusted net earnings per diluted share. We are providing a reconciliation above of each adjusted financial measure used in this earnings release to the most directly comparable GAAP financial measure. We are unable to provide without unreasonable effort a reconciliation of adjusted guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items discussed.

We utilize a number of different financial measures, both GAAP and adjusted, in analyzing and assessing the overall performance of our business, in making operating decisions, and forecasting and planning for future periods. We consider the use of the adjusted measures to be helpful in assessing the performance of the ongoing operation of our business by excluding unusual and one-time costs. We believe that disclosing adjusted financial measures provides useful supplemental data that allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing adjusted financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

Adjustments to GAAP measures include the following items:
Amortization of intangible assets: We do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Purchase price accounting charges to cost of revenues: We may incur charges to cost of revenues as a result of acquisitions. We believe that excluding these charges allows the users of our financial statements to better understand the historic and current cost of our products, our gross margin, and also facilitates comparisons to peer companies.

Separation and related costs: We separated from Varian Medical Systems on January 28, 2017 and incurred non-operational expenses associated with the separation. We believe that excluding separation costs allows the users of our financial statements to better understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Restructuring charges: We incur restructuring charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Acquisition and integration related costs: We incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in fair value of acquisition related hedges, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business. We also incur expenses or benefits with respect to certain items associated with our acquisitions, such as integration costs relating to acquisitions for any costs incurred prior to closing and up to 12 months after the closing date of the acquisition.

Impairment charges: We may incur impairment charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business and such charges may limit the comparability of our on-going operations with prior and future periods.

Other non-operational costs: Certain items may be non-recurring, unusual, infrequent and directly related to an event that is distinct and non-reflective of the Company’s normal business operations. These may include such items as non-ordinary course litigation, legal settlements, environmental settlements, governmental settlements including tax settlements and other items of similar nature.

Non-operational tax adjustments: Certain tax items may be non-recurring, unusual, infrequent and directly related to an event that is distinct and non-reflective of the Company’s normal business operations, including the enactment of the Tax Cuts and

Jobs Act in December 2017. These may include such items as the retroactive impact of significant changes in tax laws, including changes to statutory tax rates and one-time tax charges.

Tax effects of operating earnings adjustments: We apply our GAAP consolidated effective tax rate to our adjusted financial measures as our historical annual consolidated effective tax rate has remained fairly consistent, and is expected to remain consistent for the foreseeable future. This application of our effective tax rate excludes any discrete items, as defined in the guidance for accounting for income taxes in interim periods, such as those related to tax reform or any other non-operational tax adjustments.